                                                                            Exhibit 99.1

Investor Relations
John Wright, Director, Investor Relations
(952) 887-8865, invest@toro.com

Media Relations
Connie Kotke, Manager, Corporate Communications
(952) 887-8984, pr@toro.com
www.thetorocompany.com

For Immediate Release

TORO REPORTS RECORD FISCAL 2007 EARNINGS
•	Net Earnings Per Share Up 16.8 Percent to $3.40
•	Board Raises Quarterly Dividend From $0.12 to $0.15 Per Common Share
•	Company Announces Acquisition of Turf Guard™ Technology

BLOOMINGTON, Minn. (Dec. 6, 2007) – The Toro Company (NYSE: TTC) today reported record net sales and net earnings for the fiscal year ended October 31, 2007.  Net earnings for the year totaled $142.4 million, or $3.40 per share, compared with net earnings of $129.1 million, or $2.91 per share, in fiscal 2006.  Net sales for fiscal 2007 increased 2.2 percent to $1,876.9 million from $1,836 million last year.

For the fourth quarter ended October 31, 2007, Toro reported net earnings of $6.5 million, or $0.16 per share, on net sales of $332.5 million.  In the comparable fiscal 2006 period, the company reported net earnings of $4.5 million, or $0.10 per share, on net sales of $329.5 million.

During fiscal 2007, continued strong cash flows enabled the company to use $202.3 million for share repurchases and dividend payments.  Additionally, the company’s board of directors increased the quarterly dividend from $0.12 to $0.15 per common share, payable January 11, 2008 to shareholders of record on December 17, 2007.

“In challenging market conditions, our performance in fiscal 2007 highlights the strength and resiliency of our company,” said Michael J. Hoffman, chairman and chief executive officer.  “We completed another record year of increased net sales and net earnings with solid growth in the worldwide professional segment.  We believe these results indicate that Toro has outperformed in a soft market.”  The company reported worldwide growth in its professional segment net sales which helped offset softness in the residential segment worldwide.  International net sales increased 9.6 percent over 2006 and accounted for 29 percent of total net sales, an increase from 27 percent in 2006.

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SEGMENT RESULTS

Professional
▪
Professional segment net sales for fiscal 2007 increased 3.7 percent to $1,270.5 million.  Increases in worldwide net sales of equipment and irrigation systems to the sports field and grounds and golf markets were driven by strong acceptance of new products.  Additionally, the acquisition of Rain Master™ and currency effects contributed to this increase.  Partially offsetting this increase were field inventory reductions of landscape contractor products resulting in modest declines in the sale of these products.

▪	Professional segment earnings for fiscal 2007 increased 11.6 percent to $254.2 million.
▪	For the fiscal 2007 fourth quarter, professional segment net sales totaled $218.2 million compared with $212.3 million in the fiscal 2006 fourth quarter.
▪	Professional segment earnings for the fiscal 2007 fourth quarter totaled $26.7 million compared with $20.5 million in the corresponding quarter last year.

Residential
▪
Residential segment net sales for fiscal 2007 declined 0.6 percent to $563.5 million from $566.6 million in fiscal 2006.  For the year, strong worldwide acceptance of new zero turn riding products and walk power mowers were more than offset by declines in sales of snowthrower and electric products.

▪	Residential segment earnings for fiscal 2007 were $41.8 million, a 22.7 percent increase from $34.1 million in fiscal 2006.
▪	For the fiscal 2007 fourth quarter, residential segment net sales were $100.8 million compared to $102.9 million in the fiscal 2006 fourth quarter.
▪	Residential segment earnings for the fiscal 2007 fourth quarter were $1.5 million, compared to $0.9 million in the 2006 fourth quarter.

REVIEW OF OPERATIONS
Gross margin for fiscal 2007 was 36.1 percent compared with 35 percent in fiscal 2006.  The improvement resulted from a larger percentage of professional segment products, selective price increases and cost reductions from ongoing lean efforts which was somewhat offset by increased commodity costs.  For the fiscal 2007 fourth quarter, gross margin was 34.9 percent, up from 33.6 percent in the fiscal 2006 fourth quarter.

Selling, general and administrative (SG&A) expenses were 24.2 percent in fiscal 2007, slightly higher than the 24 percent in the prior year.  For the fiscal 2007 fourth quarter, SG&A expenses were 31.9 percent compared to 30.4 percent in the same period last year.

Interest expense for the year was up $1.8 million or up 10 percent compared to the prior year.

The effective tax rate for 2007 was 33.2 percent compared with 33.0 percent in fiscal 2006.

Accounts receivable at year end totaled $283.1 million, down 4 percent or $11.7 million from the end of fiscal 2006 on a net sales increase of 0.9 percent in the quarter.  Net inventory at fiscal year end increased 5.3 percent, or $12.7 million, to $251.3 million due to lower-than-anticipated shipments in the fourth quarter.  The company generated $183.6 million in cash flow from operations during fiscal 2007 compared to $190.3 million in fiscal 2006.

BUSINESS OUTLOOK
Today, Toro announced the acquisition of Turf Guard Wireless Monitoring System technology to further strengthen its leadership position in the golf irrigation market.  The acquisition is an important addition to the company’s precision irrigation strategy for the future.  Turf Guard is designed to measure soil moisture, salinity and temperature through buried wireless sensors that transmit data to a web-based interface for analysis.  It will provide a significant and competitive benefit to assist customers in the overall management of water application.  Although Toro’s long-term strategy will benefit from the addition of this technology, revenue contributions in the short-term are not expected to be material.

Commenting on the outlook for 2008, Hoffman said, “While the challenging market conditions of 2007 are likely to continue, we believe we are well-positioned to deliver a year of solid returns.  We also anticipate another year of share gains in 2008, supported by continued strong customer acceptance of innovative new products and a growing global presence.”

The company currently expects to deliver a 9 to 11 percent increase in fiscal 2008 net earnings per share, on revenue growth of 3 to 5 percent.  For its fiscal first quarter, typically a small revenue period, Toro expects to report net earnings of $0.40 to $0.45 per share.

The Toro Company is a leading worldwide provider of outdoor maintenance and beautification products for home, recreation and commercial landscapes

LIVE CONFERENCE CALL
December 6, 2007 10:00 a.m. CST
www.thetorocompany.com/invest

TheToro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Time (CST) on December 6, 2007.  The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcastbegins to register and, if necessary, download and install audio software.

SafeHarbor
Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow growth rates in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; fluctuations in the cost and availability of raw materials, including steel, resins and other commodities; rising fuel and other costs of transportation; the impact of abnormal weather patterns and natural disasters; the level of growth in our markets, including the golf market; reduced government spending for grounds maintenance equipment due to reduced tax revenue and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our ability to achieve the goals for our current three-year growth, profit and asset management initiative called “GrowLean” which is intended to improve our revenue growth, after-tax return on sales and working capital efficiency; our increased dependence on international sales and the risks attendant to international operations; interest rates and currency movements including, in particular, our exposure to foreign currency risk; financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; unforeseen product quality problems in the development, production and usage of new and existing products; loss of or changes in executive management or key employees; ability of management to manage around unplanned events; our reliance on our intellectual property rights and the absence of infringement of the intellectual property rights of others;  the occurrence of litigation or claims, including the previously disclosed pending litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, of which the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s consolidated operating results or financial condition, although an adverse result might be material to operating results in a particular reporting period.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, weather, production and other factors identified in Toro's quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this statement.

(Financial tables follow)

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THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Fiscal Years Ended
	October 31, 2007	October 31, 2006	October 31, 2007	October 31, 2006
Net sales	$332,456	$329,486	$1,876,904	$1,835,991
Gross profit	116,151	110,850	678,375	643,316
Gross profit percent	34.9%	33.6%	36.1%	35.0%
Selling, general, and administrative expense	106,004	100,311	454,726	440,440
Earnings from operations	10,147	10,539	223,649	202,876
Interest expense	(4,210)	(3,575)	(19,445)	(17,672)
Other income, net	3,202	1,462	9,023	7,550
Earnings before income taxes	9,139	8,426	213,227	192,754
Provision for income taxes	2,605	3,964	70,791	63,609
Net earnings	$6,534	$4,462	$142,436	$129,145

Basic net earnings per share	$.16	$.11	$3.50	$3.01

Diluted net earnings per share	$.16	$.10	$3.40	$2.91

Weighted average number of shares of common stock outstanding – Basic	39,900	41,654	40,682	42,887

Weighted average number of shares of common stock outstanding – Dilutive	41,090	43,007	41,864	44,344

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THE TORO COMPANY AND SUBSIDIARIES
Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Fiscal Years Ended
Segment Net Sales	October 31, 2007	October 31, 2006	October 31, 2007	October 31, 2006
Professional	$218,159	$212,339	$1,270,530	$1,224,775
Residential	100,839	102,855	563,524	566,641
Other	13,458	14,292	42,850	44,575
Total *	$332,456	$329,486	$1,876,904	$1,835,991

* Includes international sales of	$101,806	$93,993	$543,599	$495,993

	Three Months Ended		Fiscal Years Ended
Segment Earnings (Loss) Before Income Taxes	October 31, 2007	October 31, 2006	October 31, 2007	October 31, 2006
Professional	$26,701	$20,512	$254,178	$227,692
Residential	1,513	922	41,828	34,094
Other	(19,075)	(13,008)	(82,779)	(69,032)
Total	$9,139	$8,426	$213,227	$192,754

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	October 31, 2007	October 31, 2006
ASSETS
Cash and cash equivalents	$62,047	$55,523
Receivables, net	283,115	294,833
Inventories, net	251,275	238,544
Prepaid expenses and other current assets	10,677	9,437
Deferred income taxes	57,814	55,846
Total current assets	664,928	654,183

Property, plant, and equipment, net	170,672	166,323
Goodwill and other assets	115,237	98,567
Total assets	$950,837	$919,073

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$1,611	$-
Short-term debt	372	320
Accounts payable	90,966	89,673
Accrued liabilities	248,521	252,636
Total current liabilities	341,470	342,629

Long-term debt, less current portion	227,598	175,000
Deferred revenue and other long-term liabilities	11,331	9,415
Stockholders’ equity	370,438	392,029
Total liabilities and stockholders’ equity	$950,837	$919,073

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THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Fiscal Years Ended
	October 31, 2007	October 31, 2006
Cash flows from operating activities:
Net earnings	$142,436	$129,145
Adjustments to reconcile net earnings to net cash provided by operating activities:
Equity losses from investments	361	1,559
Provision for depreciation and amortization	42,105	42,564
Gain on disposal of property, plant, and equipment	(194)	(110)
Stock-based compensation expense	7,293	6,641
Increase in deferred income taxes	(522)	(1,709)
Changes in operating assets and liabilities:
Receivables	9,033	75
Inventories	(1,915)	(522)
Prepaid expenses and other assets	(977)	9,390
Accounts payable, accrued expenses, and deferred revenue	(14,046)	3,238
Net cash provided by operating activities	183,574	190,271

Cash flows from investing activities:
Purchases of property, plant, and equipment	(42,168)	(39,885)
Proceeds from asset disposals	267	1,033
Increase in investment in affiliates	-	(371)
Decrease in other assets	1,494	1,161
Acquisitions, net of cash acquired	(9,881)	-
Net cash used in investing activities	(50,288)	(38,062)

Cash flows from financing activities:
Decrease in short-term debt	(10)	(5)
Issuance of long-term debt, net of costs	121,491	-
Repayments of long-term debt	(75,000)	(46)
Excess tax benefits from stock-based awards	13,775	13,131
Proceeds from exercise of stock options	13,255	10,683
Purchases of Toro common stock	(182,843)	(146,543)
Dividends paid on Toro common stock	(19,459)	(15,421)
Net cash used in financing activities	(128,791)	(138,201)

Effect of exchange rates on cash	2,029	113

Net increase in cash and cash equivalents	6,524	14,121
Cash and cash equivalents as of the beginning of the fiscal year	55,523	41,402

Cash and cash equivalents as of the end of the fiscal year	$62,047	$55,523